Exhibit 5.2

Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 +1 215 988 2700 main +1 215 988 2757 fax

March 18, 2021

Mesa Air Group, Inc.

410 North 44th Street, Suite 700

Phoenix, AZ 85008

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Mesa Air Group, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), including the prospectus set forth therein (the “Prospectus”). The Registration Statement relates to the resale by the selling securityholder identified in the Prospectus (“the “Selling Securityholder”) of warrants (the “Warrants”) to purchase up to 4,899,497 shares (the “Warrant Shares”) of the Company’s common stock, no par value per share (“Common Stock”), and the 4,899,497 shares of Common Stock that are issuable pursuant to a Warrant Agreement, dated October 30, 2020, by and between the Company and United States Department of the Treasury (the “Warrant Agreement”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Second Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, the Registration Statement, including the prospectus included therein, the Warrant Agreement, the form of Warrant, resolutions of the Company’s board of directors and such other documents and corporate records that we have deemed necessary for the issuance of this opinion. In all cases, we have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by us, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company. As to all issues of fact material to this opinion, we have relied on representations of officers of the Company and upon certificates and other comparable documents of public officials and of officers of the Company. Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.

This opinion letter is limited to the applicable laws of the state of New York. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. For purposes of this opinion letter, we have assumed that a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when the Shares are issued and that no Shares will be issued for less than par value thereof.

Based on the foregoing and having regard for such other legal considerations as we have deemed relevant, we are of the opinion that:

(i)	The Warrants have been duly authorized, executed and delivered by the Company.

(ii)

The Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

March 18, 2021

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

/s/ Faegre Drinker Biddle & Reath LLP

2